NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 29, 2015	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
THIRD QUARTER 2015 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2015, reporting quarterly net income of $30.5 million, compared with net income of $47.9 million for the third quarter of 2014. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending September 30, 2015, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 3.32 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2015 plus 300 basis points. The dividend, based on average stock outstanding for the third quarter of 2015, will be paid on November 3, 2015. In addition, on October 1, 2015, in accordance with the Excess Stock Management Program that was announced in our prior quarterly earnings release on July 29, 2015, the Bank repurchased $310.2 million of stock held by members in excess of their total stock investment requirement.

“The Bank had another solid quarter, with consistent core earnings and a modest increase in long-term advances,” said President and CEO Edward A. Hjerpe III. “Members know they can count on us for reliable, low-cost funding and a wide range of business solutions to help them meet the credit needs of the communities they serve.”

Third Quarter 2015 Operating Highlights

Net income for the quarter ending September 30, 2015, was $30.5 million, compared with net income of $47.9 million for the same period in 2014, the result of a decrease of $17.5 million in litigation settlement income. The Bank's contribution to the Affordable Housing Program for the quarter was $3.4 million.

Net interest income for the quarter ending September 30, 2015, was $56.2 million, compared with $51.6 million for the same period in 2014. The $4.6 million increase in net interest income was primarily due to a net increase of $688.0 million in the average balance of earning assets that was concentrated in certain long-term assets, including long-term advances, mortgage-backed securities, and mortgage loans held-for-portfolio, which tend to have higher net interest margins than short-term assets; an $886,000 reduction of interest expense on mandatorily redeemable capital stock; and the increased accretion of significant improvement in projected cash flows(1) of $594,000.

Net interest spread was 0.36 percent for the quarter ended September 30, 2015, a three basis point increase from the same period in 2014, and net interest margin was 0.41 percent, a three basis point increase from the same period in 2014.

September 30, 2015 Balance-Sheet Highlights

Total assets increased $2.3 billion, or 4.2 percent, to $57.4 billion at September 30, 2015, up from $55.1 billion at year-end 2014. During the nine months ended September 30, 2015, advances increased $472.6 million, or 1.4 percent, to $34.0 billion, compared with $33.5 billion at year-end 2014. The increase in advances was concentrated primarily in long-term advances.

Total investments were $19.4 billion at September 30, 2015, an increase of $2.5 billion, or 14.8 percent, compared with $16.9 billion at December 31, 2014. Short-term money-market investments increased by $2.3 billion and mortgage-backed securities increased by $239.0 million. The par value of private-label MBS was $1.6 billion at September 30, 2015, a decrease of $149.7 million from December 31, 2014, while the carrying value of private-label MBS was $1.0 billion at September 30, 2015, a decline of $73.2 million from December 31, 2014.

Investments in mortgage loans totaled $3.6 billion at September 30, 2015, an increase of $96.3 million from year-end 2014.

Mandatorily redeemable capital stock declined $256.0 million to $42.6 million as of September 30, 2015, from $298.6 million as of year-end 2014. This decrease was due to the Bank's repurchase of excess capital stock. GAAP capital at September 30, 2015, was $3.2 billion, an increase of $343.3 million from $2.9 billion at year-end 2014. Capital stock increased by $129.5 million due to the issuance of $163.1 million of capital stock partially offset by $33.5 million in capital stock repurchases. Total retained earnings grew to $1.1 billion, an increase of $172.5 million, or 19.1 percent, from December 31, 2014. Of this amount, restricted retained earnings totaled $179.5 million at September 30, 2015. Accumulated other comprehensive loss totaled $395.7 million at September 30, 2015, an improvement of $41.3 million, or 9.4 percent, from December 31, 2014.

The Bank was in compliance with all regulatory capital ratios at September 30, 2015, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2015.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2015	6/30/2015	12/31/2014
ASSETS
Advances	$33,954,689	$34,105,443	$33,482,074
Investments (2)	19,376,223	17,768,044	16,879,299
Mortgage loans held for portfolio, net	3,580,269	3,574,835	3,483,948
Other assets	486,191	1,001,543	1,261,356
Total assets	$57,397,372	$56,449,865	$55,106,677

LIABILITIES
Consolidated obligations, net	$52,951,251	$52,048,022	$50,815,382
Deposits	495,871	402,066	369,331
Mandatorily redeemable capital stock	42,643	57,268	298,599
Other liabilities	686,527	791,474	745,579

CAPITAL
Class B capital stock	2,542,598	2,482,244	2,413,114
Retained earnings - unrestricted	894,676	890,443	764,888
Retained earnings - restricted (3)	179,502	173,411	136,770
Total retained earnings	1,074,178	1,063,854	901,658
Accumulated other comprehensive loss	(395,696)	(395,063)	(436,986)
Total capital	3,221,080	3,151,035	2,877,786
Total liabilities and capital	$57,397,372	$56,449,865	$55,106,677

Total regulatory capital-to-assets ratio	6.4%	6.4%	6.6%
Ratio of market value of equity (MVE) to par value of capital stock (4)	133.1%	136.8%	129.3%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014

Total interest income	$143,727	$141,508	$140,101	$427,801	$413,614
Total interest expense	87,571	85,321	88,497	260,995	257,394
Net interest income	56,156	56,187	51,604	166,806	156,220
Net interest income after provision for credit losses	56,315	56,410	51,231	167,248	155,926
Net other-than-temporary impairment losses on investment securities recognized in income	(1,053)	(1,429)	(311)	(2,828)	(1,168)
Litigation settlements	—	134,690	17,543	134,713	22,012
Other (loss) income	(4,738)	(1,908)	553	(6,924)	1,135
Operating expense	14,392	19,168	13,951	47,846	43,120
Other expense	2,239	2,282	1,722	6,819	5,880
AHP assessment	3,437	16,678	5,470	23,882	13,654
Net income	$30,456	$149,635	$47,873	$213,662	$115,251

Performance Ratios: (5)
Return on average assets	0.22%	1.11%	0.35%	0.52%	0.30%
Return on average equity (6)	3.80%	19.57%	6.70%	9.35%	5.39%
Net interest spread	0.36%	0.38%	0.33%	0.37%	0.36%
Net interest margin	0.41%	0.42%	0.38%	0.41%	0.41%

(1)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 23, 2015 (the 2014 Annual Report).

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2014 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

****************************
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

###